UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      August 1, 2007

SIMON PROPERTY GROUP, L.P.

(Exact name of registrant as specified in its charter)

Delaware	333-11491	34-1755769
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 West Washington Street

Indianapolis, Indiana 46204

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code 317-636-1600

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02                     Unregistered Sales of Equity Securities.

In connection with the acquisition of The Mills Corporation (“Mills”) by a joint venture (the “Joint Venture”) between an entity owned by Simon Property Group, L.P. (“Operating Partnership”) and funds managed by Farallon Capital Management, L.L.C., Operating Partnership agreed to provide certain eligible holders of common units of The Mills Limited Partnership (“Mills LP”) with the option (the “Rollover Option”) to exchange their Mills LP units for common units of limited partnership interest in Operating Partnership (“Simon OP Units”) based upon a fixed exchange ratio of 0.211 Simon OP Units for each unit of Mills LP and otherwise subject to the terms and conditions set forth in the Agreement and Plan of Merger, dated as of February 12, 2007, providing for the acquisition of Mills.

On August 1, 2007, the period during which eligible holders of Mills LP units could elect the Rollover Option ended.  As a result of the Rollover Option, on August 1, 2007, an aggregate of 58,953 Simon OP Units were issued to former holders of Mills LP units.  These Simon OP Units were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.  In addition, in a separate transaction, 8,356 Simon OP Units were issued to a former holder of Mills LP units in exchange for his Mills LP units in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act.

The Mills LP units acquired by the Operating Partnership as a result of the Rollover Option have been contributed to the Joint Venture in accordance with the existing joint venture agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 6, 2007

SIMON PROPERTY GROUP, L.P.

	By:	Simon Property Group, Inc. the sole General Partner

	By:	/s/ Stephen E Sterrett
Name: Stephen E. Sterrett
Title: Executive Vice President and Chief Financial Officer